Exhibit 10.15

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR ASSIGNED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND STATE SECURITIES LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THIS NOTE IS SUBJECT TO A FOURTH AMENDED AND RESTATED SUBORDINATION AGREEMENT DATED OCTOBER 1, 2010 BETWEEN THE COMPANY AND HERCULES TECHNOLOGY GROWTH CAPITAL, INC., A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY.

AEGERION PHARMACEUTICALS, INC.

SENIOR SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$[ ]	October 1, 2010

FOR VALUE RECEIVED, Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of [            ] (or its successors or assigns, the “Holder”), the principal amount of [                    ] ($[            ]), plus interest in arrears from and including the date hereof on the principal balance from time to time outstanding, accruing daily, at a rate per annum equal to eight percent (8%) for the time period beginning on the date hereof and ending on the Maturity Date. This Senior Subordinated Convertible Promissory Note (this “Note”) may not be prepaid in whole or in part without the written consent of the Required Purchasers. For avoidance of doubt, no interest payments shall be due prior to the earlier of: (i) Maturity as set forth in Section 2 of this Note, (ii) acceleration due to an Event of Default (defined below), or (iii) conversion of the Note as set forth in Sections 3, 4 and 5 of this Note, as the case may be. Interest shall be calculated on the basis of actual number of days elapsed over a year of 365 days. Notwithstanding any other provision of this Note, the Holder hereof does not intend to charge and the Company shall not be required to pay any interest or other fees or charges in excess of the maximum interest permitted by applicable law, and any payments in excess of such maximum shall be refunded to the Company or credited to reduce principal hereunder. All payments received by the Holder hereunder will be applied first to costs of collection, if any, then to interest and the balance to principal.

This Note is one of a series of Senior Subordinated Convertible Promissory Notes of like tenor (collectively, the “Notes”) to be issued by the Company pursuant to the terms of that certain Fourth Amended and Restated Note Purchase Agreement dated as of October 1, 2010 (as may be amended and/or restated from time to time, the “Purchase Agreement”) among the

Company and the purchasers set forth on the Schedule I thereto (the “Schedule of Purchasers”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement. By acceptance of this Note, the Holder and the Company each hereby agree that each of the Notes shall rank equally and ratably without priority over one another, and the Company covenants and agrees that none of the Notes shall be paid, in whole or in part, unless a reasonably equivalent, pro rata payment is made with respect to all other Notes so as to maintain as near as possible the amount of the debt owing under the Notes pro rata according to the respective balances owed as of the date immediately prior to such payment. This Note will be registered on the books of the Company or its agent as to principal and interest. Any transfer of this Note may be effected only by surrender of this Note to the Company and reissuance of a new Note to the transferee. Payments of principal and interest will be made by wire transfer in immediately available United States funds transferred to the account of the Holder, which account information shall have been furnished to the Company by the Holder for that purpose.

1. Subordination. This Note is subordinate and junior in right of payment to the prior payment in full of all obligations of the Company under that certain Loan and Security Agreement between the Company and Hercules Technology Growth Capital, Inc. (“Hercules”) dated March 20, 2007, all promissory notes issued by the Company to Hercules pursuant thereto and any other such obligations agreed to in the Fourth Amended and Restated Subordination Agreement among the purchasers set forth on Schedule I to the Purchase Agreement, the Company and Hercules dated as of October 1, 2010.

2. Maturity. The entire outstanding principal balance hereof, together with all accrued and unpaid interest thereon, shall be due and payable (i) automatically upon the occurrence of an Event of Default (as defined below) specified in Section 6.1(c), 6.1(d), 6.1(e) or 6.1(f), or (ii) if occurring earlier than any Event of Default described in (i) above, upon demand made in writing by the Required Purchasers at any time upon the earlier of (a) December 31, 2011, unless such date is extended to a later date by an agreement in writing between the Company and the Required Purchasers (such original date or such later date, the “Maturity Date”), (b) a Sale of the Company (as defined below) or (c) the occurrence of an Event of Default specified in Section 6.1(a) or 6.1(b). In order to extend the Maturity Date, the Required Purchasers and the Company shall agree in writing to extend the Maturity Date (an “Extension Agreement”), and the Extension Agreement shall specify the date they elect to extend the Maturity Date. Following such Extension Agreement, every reference in the Note Purchase Agreement and the Notes to the Maturity Date shall be deemed to refer to the Maturity Date set forth in the Extension Agreement. The Required Purchasers and Company may elect to extend the Maturity Date on successive occasions.

3. Payment Upon Sale of the Company.

(a) General. Upon the closing of a Sale of the Company occurring prior to the Maturity Date, the Holder shall be entitled to receive an amount equal to the greater of:

(i) an amount equal to three times (3.0x) the principal amount of this Note; or

(ii) the amount that the Holder would have received if the principal amount of this Note plus any accrued unpaid interest thereon (the “Note Balance”), as of the closing date of the Sale of the Company, had been converted into shares of the Company’s Series B Preferred Participating Stock (as defined in the Company’s Amended and Restated Certificate of Incorporation) immediately prior to the closing date of the Sale of the Company at a conversion price equal to the Applicable Conversion Price (as defined in the Charter) of the Series B Preferred Participating Stock in effect at such time.

Immediately upon receipt by the Holder of payment pursuant to Section 3(a)(i) or (ii), this Note shall no longer be deemed to be outstanding and all rights with respect to this Note shall immediately cease and terminate.

(b) Sale of the Company. A “Sale of the Company” shall mean and include (i) a sale of all or substantially all of the assets of the Company or all or fifty percent (50%) or more of the capital stock of the Company, or (ii) a merger, consolidation, sale, transfer or other transaction or series of related transactions (excluding a financing transaction) in which the holders of the capital stock of the Company will hold, upon consummation of such transaction, less than fifty percent (50%) in interest of the voting securities of the surviving entity.

4. Reserved

5. Conversion upon Equity Sale.

(a) Qualified Equity Sale. Immediately upon the closing of a Qualified Equity Sale (as defined below), the Note Balance shall automatically be converted into fully paid and non-assessable shares of New Stock (as defined below). The type and class of capital stock of the Company to be issued to the Holder of this Note upon conversion pursuant to this Section 5(a) (and the rights and privileges of the Holder thereof) shall be identical to the type and class of the capital stock issued by the Company in connection with the Qualified Equity Sale (the “New Stock”). Upon conversion of this Note pursuant to this Section 5(a), subject to the provisions of Section 5(c) hereof, the holder of this Note shall be entitled to receive a number of shares of New Stock determined by dividing (A) the Note Balance as of the Investor Conversion Date (as defined below) by: (B) (i) in the case of a Qualified Equity Sale that is not the initial public offering of the Company’s capital stock, an amount equal to eighty-five percent (85%) of the price per share of New Stock paid by the investors in connection with the Qualified Equity Sale (the “New Stock Price”), or (ii) in the case of a Qualified Equity Sale that is the initial public offering of the Company’s capital stock, an amount equal to eighty percent (80%) of the price to the public for the shares of the Company’s Common Stock (as defined herein) offered in the initial public offering (the “IPO New Stock Price”). A “Qualified Equity Sale” shall mean and include the sale of shares of capital stock of the Company (other than a sale of shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), or other securities to officers, directors or employees of, or consultants to, the Company in connection with their provision of services to the Company) in one transaction or series of related transactions, which sale or sales, including without limitation any initial public offering, result in gross proceeds to the Company, not including any Note Balance converted to New Stock, of at least Ten Million Dollars ($10,000,000).

(b) Conversion upon Alternative Equity Sale. In the event that the Company intends to consummate an Alternative Equity Sale (as defined below), the Company shall send written notice at least ten (10) business days prior to the closing of such Alternative Equity Sale to the Holder hereof (the “Company Notice”), which Company Notice shall describe the Alternative Equity Sale in reasonable detail. Upon written notice to the Company delivered prior to the closing of such Alternative Equity Sale, the Required Purchasers may elect to convert the Note Balance of all, but not less than all, of the Notes issued to all Purchasers under the Purchase Agreement then outstanding into fully paid and non-assessable shares of Alternative Stock (as defined below); provided that if the Required Purchasers do not so elect, then the Holder hereof may, by written notice to the Company not more than five (5) business days following receipt by the Holder of the Company Notice, elect to convert all or part of the Note Balance into fully paid and non-assessable shares of Alternative Stock. The type and class of capital stock of the Company to be issued to the holder of this Note upon conversion pursuant to this Section 5(b) (and the rights and privileges of the holders thereof) shall be identical to the type and class of the capital stock issued by the Company in connection with the Alternative Equity Sale (the “Alternative Stock”). Upon conversion of this Note pursuant to the provisions of this Section 5(b), subject to the provisions of Section 5(c) hereof, the Holder of this Note shall be entitled to receive a number of shares of Alternative Stock determined by dividing (A) the Note Balance to be converted by (B) an amount equal to eighty five percent (85%) of the price per share of Alternative Stock paid by the purchasers of such equity securities in connection with the Alternative Equity Sale (the “Alternative Stock Price”). “Alternative Equity Sale” shall mean and include any sale of shares of capital stock of the Company (other than a sale of shares of Common Stock or other securities to officers, directors or employees of, or consultants to, the Company in connection with their provision of services to the Company) in one transaction or series of related transactions, which sale or sales result in gross proceeds to the Company of less than Ten Million Dollars ($10,000,000).

(c) Fractional Shares. No fractional shares of capital stock of the Company shall be issued upon conversion of this Note. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the New Stock Price, IPO New Stock Price or the Alternative Stock Price, as applicable.

(d) Mechanics of Conversion; Investor Sale.

(i) Upon the closing (the “Investor Conversion Date”) of a Qualified Equity Sale or an Alternative Equity Sale if either (y) the Required Purchasers have elected to convert the Note Balance of all Notes then outstanding or (z) the Holder hereof has elected to convert the Note Balance of this Note (each being referred to herein as an “Investor Sale”), this Note, or any portion hereof, as applicable, shall be converted automatically without any further action by the holder and whether or not this Note is surrendered to the Company or the transfer agent for this Note, provided, however, that the Company shall not be obligated to issue a certificate or certificates evidencing the shares of New Stock or Alternative Stock (each being referred to herein as “Investor Stock”) into which this Note is convertible unless this Note is delivered to the Company, or the holder notifies the Company that the Note has been lost, stolen, or destroyed and executes and delivers an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith and, if the Company so elects, provides an appropriate indemnity.

(ii) The Company shall cause notice of the Investor Sale to be mailed to the registered holder of this Note, at such holder’s address appearing in the records of the Company, as promptly as practicable after the Investor Conversion Date. Thereafter, the holder shall surrender this Note at the place designated in such notice, together with a written notice by the holder of this Note stating such holder’s name or the names of his, her or its nominees in which such holder wishes the certificate or certificates for shares of Investor Stock to be issued. If required by the Company, the Note surrendered shall be endorsed or accompanied by a written instrument or instruments of surrender, in form satisfactory to the Company, duly executed by the registered holder or his or its attorney duly authorized in writing.

(iii) Upon authorization of the sale of shares of its capital stock in an Investor Sale, for the purpose of effecting the conversion of this Note as provided in Section 5(a) or 5(b) hereof, the Company shall have (A) authorized a sufficient number of shares of Investor Stock to effect the conversion of the Note Balance, or any portion thereof, as applicable, (B) reserved such stock as to which the Holder would be entitled upon conversion of such Investor Stock and (C) taken all other actions reasonably requested by the Holder to effect the foregoing. The Company shall take all such reasonable actions as may be necessary to assure that all Investor Stock which may be issuable upon the conversion of this Note and all shares of stock issuable upon conversion or exercise thereof may be issued without violation of any applicable law or governmental regulation.

(iv) Immediately upon the Investor Conversion Date, this Note shall be cancelled and no longer be deemed to be outstanding and all rights with respect to this Note shall immediately cease and terminate on the Investor Conversion Date, except only the right of the holder to receive the shares of Investor Stock to which it is entitled as a result of the conversion on the Investor Conversion Date, together with any cash in lieu of fractional shares. Notwithstanding the foregoing, upon the Investor Conversion Date, the Company shall be released from all obligations arising under this Note.

(v) The Company shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Investor Stock upon conversion of this Note pursuant to Section 5(a) or 5(b) hereof. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Investor Stock in a name other than that of the registered holder of this Note, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

6. Default

6.1 Events of Default. Notwithstanding any provision of this Note to the contrary, each of the following shall constitute an event of default (each an “Event of Default”):

(a) the Company fails to pay any amount of principal or interest due hereunder when due;

(b) the Company’s breach or violation of any other covenant, agreement or condition under this Note or under the Purchase Agreement, which breach or violation is not cured within ten (10) days after written notice of such default from the Required Purchasers;

(c) any of the Company’s indebtedness for borrowed money is accelerated as a result of a default or breach of or under any agreement or instrument evidencing or relating to money borrowed from Hercules Technology Growth Capital, Inc. or its affiliates;

(d) the Company admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of creditors;

(e) the Company commences any case or other proceeding seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of its company structure or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any part of its property, or shall take any action to authorize any of the foregoing; or

(f) any case or proceeding is commenced against the Company to have an order for relief entered against it as debtor or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of its structure or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking other similar official relief for it or any part of its property, and such case or proceeding (x) results in the entry of an order for relief against it which is not fully stayed within five (5) business days after the entry thereof or (y) is not dismissed within one hundred twenty (120) days of commencement.

6.2 Remedies Upon Event of Default. Upon any Event of Default, the Required Purchasers may, by written notice to the Company, declare this Note to be due and payable, whereupon the outstanding principal and accrued interest under this Note shall be immediately due and payable; provided that, in the case of an Event of Default pursuant to any of Sections 6.1(c), 6.1(d), 6.1(e) or 6.1(f), the outstanding principal and accrued interest under this Note shall become due and payable without notice or demand.

7. New Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, the Company will issue a new promissory note, of like tenor and amount and dated the original date of this Note, in lieu of such lost, stolen, destroyed or mutilated Note, and in such event the Holder thereof agrees to indemnify and hold harmless the Company in respect of any such lost, stolen, destroyed or mutilated Note.

8. Expenses of Collection. The Company agrees to pay all of the Holder’s reasonable costs in collecting and enforcing this Note, including all attorney’s fees and disbursements, subject to any limitation imposed by law.

9. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be delivered (a) by hand, (b) by telecopy or facsimile transmission, (c) by a nationally recognized (or substantially equivalent international) overnight courier, or (d) by certified mail, return receipt requested, postage prepaid.

If to Holder:	To its address set forth on the Schedule of Purchasers;

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Attn: Lewis Geffen, Esq. (617) 348-1834 (Telephone) (617) 542-2241 (Fax)

If to the Company:	Aegerion Pharmaceuticals, Inc. CenterPointe IV 1140 Route 22 East, Suite 304 Bridgewater, NJ 08807 Attn: William H. Lewis, President Telephone: (908) 704-1300 Telecopier: (908) 541-1155

With copies to:	Goodwin Procter LLP 53 State Street Boston, MA 02109 Attn: Michael H. Bison, Esq. Telephone: (617) 570-1933 Telecopier: (617) 523-1231

All notices, requests, consents and other communications hereunder shall be deemed to have been given (a) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (b) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (c) if sent by overnight courier, on the next business day (or if sent overseas, on the second business day) following the day such notice is delivered to the courier service, or (d) if sent by registered or certified mail, on the 5th business day (or if sent overseas, on the 10th business day) following the day such mailing is made.

10. Waiver by Company. The Company hereby expressly waives presentment, demand, and protest, notice of demand, dishonor and nonpayment of this Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof, and hereby consents to any delays, extensions of time, renewals, waivers or modifications that may be granted or consented to by the Holder hereof with respect to the time of payment or any other provision hereof.

11. Amendment and Waiver. Any term, covenant, agreement or condition of the Notes may, with the written consent of the Company and Required Purchasers, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by one or more substantially concurrent written instruments, provided that (a) without the consent of the holders of all of the Notes at the time outstanding no such amendment or waiver shall (i) decrease the principal amount due under or the rate of interest on any Note, (ii) change the pro rata payment terms of the Notes or (iii) lower the percentage of holders of Notes required to approve any such amendment or effect any such waiver and (b) no such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereto. Originals or true and correct copies of any amendment, waiver or consent effected pursuant to this Section 11 shall be delivered by the Company to each holder of Note promptly (but in any event not later than five days) following the effective date thereof.

12. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder, upon any breach or default of the Company under this Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

13. Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

14. Descriptive Headings. Section headings appearing in this Note have been inserted for convenience of reference only and shall be given no substantive meaning or significance whatsoever in construing the terms and provisions of this Note.

15. Governing Law. This Note shall be governed by and construed and enforced in accordance with the laws of the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be construed in accordance with and governed by the internal laws of the State of New Jersey, without giving effect to the conflict of law principals thereof.

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IN WITNESS WHEREOF, the Company has signed this Note as an instrument under seal as of the date written above.

AEGERION PHARMACEUTICALS, INC.

By:
Name:	Marc D. Beer
Title:	Chief Executive Officer

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